Exhibit 10.89

FIRST AMENDMENT TO AMENDED

AND RESTATED AMENDMENT OF OFFICE LEASE

THIS FIRST AMENDMENT TO AMENDED AND RESTATED AMENDMENT OF OFFICE LEASE (this “First Amendment”) is made and entered into as of this 18th day of August, 2011 by and between Brookfield DB Inc., as landlord (“Landlord”), and RBC Capital Markets, LLC, as tenant (“Tenant”).

WITNESSETH THAT:

WHEREAS, BCED Minnesota Inc., as landlord and predecessor-in-interest to Landlord, and Inter-Regional Financial Group, Inc., as tenant and all of its predecessors-in-interest to Tenant, made and entered into that certain Lease of Office Space dated as of February 6, 1989, as amended by amendments one through eleven as described on Exhibit A to Restated Amendment (the “Amendments”), as amended by the Amended and Restated Amendment of Lease to Lease of Office Space dated June 6, 2003 (“Restated Amendment”), Letter Agreements dated March 14, 2003 and March 18, 2010, Notices of Name Change dated August 10, 2010 and November 1, 2010, and Storage Space Lease dated February 18, 2011 (collectively, the “Lease”), for those certain premises (the “Premises”) located in the building (the “Building”) having a street address of 60 South Sixth Street, Minneapolis, Minnesota;

WHEREAS, Landlord and Tenant desire to expand the Premises (as described in Article 2.2(d) of Restated Amendment) to include the 9th Floor Expansion Space (as further described in Article 2.2(e) below).

WHEREAS, Landlord and Tenant desire to extend the Term (as described in Article 2.2(k) of Restated Amendment) through November 30, 2021 pursuant to the terms and conditions of this First Amendment; and

WHEREAS, Landlord and Tenant desire to further amend the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is hereby amended as follows:

AGREEMENT

1.0

First Amendment.  As of the Effective Date, as defined below, the Lease is hereby amended as set forth in this First Amendment; and as of the Effective Date, the Lease as defined above, as amended by this First Amendment shall be deemed the “Lease.”

2.0	Definitions

2.1	Except as specifically defined herein, all capitalized terms have the meanings given to them in the Lease.

2.2	The following terms have the following meanings:

(a)	“Annual Rent” means the amount payable by Tenant to Landlord in respect of each year of the Term under Article 4.01 of the Lease (as further described in Article 6.0 below).

(b)	“Effective Date” means the date written above.

(c)

“Initial Premises” means the definition provided in Article 2.2(d) of the Restated Amendment, which contains two hundred fifty thousand three hundred and sixty seven Square Feet (250,367) consisting of all of the space on the 7th, 8th, 10th, 11th, 12th, and 14th through 21st Floors of the Building.

(d)	“Initial Term” means the definition provided in Article 2.2(k) of the Restated Amendment, which term expires on November 30, 2016.

(e)

“9th Floor Expansion Space” means the entire ninth (9th) Floor of the Building consisting of nineteen thousand seven hundred and ninety-seven Square Feet (19,797), as shown on the attached Exhibit A, as further described in Article 3.0 below.

(f)	“9th Floor Expansion Space Commencement Date” means December 1, 2011.

(g)	“First Extended Term” means a period of five (5) years commencing on the expiration of the Initial Term and expiring on November 30, 2021.

(h)	“First Extended Term Commencement Date” means December 1, 2016.

(i)

“Re-measured Premises” means, as of First Extended Term Commencement Date, two hundred fifty-seven thousand four hundred and four Square Feet (257,404) consisting of all of the space on the 7th, 8th, 10th, 11th, 12th, and 14th through 21st Floors of the Building.

(j)	“Premises” means,

(i)

as of the 9th Floor Expansion Space Commencement Date, the Initial Premises and 9th Floor Expansion Space containing two hundred seventy thousand one hundred and sixty-four Square Feet (270,164) consisting of all the space on the 7th, 8th, 9th, 10th, 11th, 12th, and 14th through 21st Floors of the Building; and then

(ii)

as of the First Extended Term Commencement Date, the Re-measured Premises and 9th Floor Expansion Space containing two hundred seventy-seven thousand two hundred and one Square Feet (277,201) consisting of all the space on the 7th, 8th, 9th, 10th, 11th, 12th, and 14th through 21st Floors of the Building.

(k)	“Term” means the Initial Term, plus the First Extended Term, which shall expire on November 30, 2021.

(l)

“First Offer Space” means all or any portion of the space located in the lower elevator bank of the Building (Floors 7 through 24) not occupied by Tenant and as otherwise described in Article 23.09 of the Lease, as modified in Article 11.00 below.

(m)	“Second Extended Term” means a five (5) year option to extend the Term (as further described in Article 4.0(b) below) commencing on December 1, 2021 and continuing through November 30, 2026.

(n)	“Third Extended Term” means a five (5) year option to extend the Term (as further described in Article 4.0(b) below) commencing on December 1, 2026 and continuing through November 30, 2031.

3.0	Addition of 9th Floor Expansion Space.

3.1

Grant – Landlord hereby demises and leases to Tenant the 9th Floor Expansion Space, and Tenant hereby leases and accepts from Landlord the 9th Floor Expansion Space to have and to hold, on and subject to the terms and conditions of the Lease, except as provided in this First Amendment.

3.2

Condition of 9th Floor Expansion Space – Subject to Landlord delivering to Tenant the 9th Floor Expansion Space in the condition shown on Tenant’s “Demolition Plan” attached hereto as Exhibit B, Tenant shall take the 9th Floor Expansion Space in its “as is” demolished condition and no further Landlord improvements shall be required in respect thereto. Landlord hereby warrants that the 9th Floor Expansion Space has sufficient electrical and HVAC capacity to accommodate a floor density of one (1) workstation utilizing standard office equipment per one hundred thirty (130) Square Feet (the “Density Requirement”). In the event the 9th Floor Expansion Space does not have sufficient electrical and HVAC capacity to accommodate the Density Requirement, Landlord shall make the necessary upgrades to both the electrical and HVAC systems at Landlord’s sole cost and expense. Tenant may, at any time after the 9th Floor Expansion Space Commencement Date, construct improvements to the 9th Floor Expansion Space pursuant to plans approved by Landlord, and subject to all applicable provisions of the Lease. Tenant shall be entitled to the “Allowance” as provided in Article 8.0 below. Landlord will not unreasonably refuse, condition or delay granting its approval of Tenant’s proposed plans and specifications.

3.3

Term – the term for the lease of the 9th Floor Expansion Space shall commence on the 9th Floor Expansion Space Commencement Date and shall be coterminous with the Re-measured Premises, which expires on the last day of the First Extended Term, subject to any rights of extension of the Term of the Lease as provided herein.

3.4

Annual Rent – No Annual Rent, Occupancy Costs or Tax Costs shall be due or payable in respect of the 9th Floor Expansion Space from the 9th Floor Expansion Space Commencement Date through January 31, 2013.

3.5

Other Charges – Beginning on the 9th Floor Expansion Space Commencement Date, Tenant shall pay as additional Rent, if any, Other Charges in respect of the 9th Floor Expansion Space at the times and in the manner as payments of Other Charges are to be made pursuant to Article 4.03 of the Lease.

3.6

Renewals – the 9th Floor Expansion Space shall be subject to the same rights of renewal (if any) as are contained in the Lease, and any renewal or extension of the Lease in accordance therewith shall be deemed to be a renewal of Tenant’s lease of the 9th Floor Expansion Space upon the same terms and conditions as are applicable to such renewal or extension of the Lease.

3.7	Termination – if the Lease terminates for any reason whatsoever, Tenant’s lease of the 9th Floor Expansion Space shall terminate on the same date.

4.0	Term and Possession. The following articles of Article 3.00 of the Lease are hereby amended as follows:

(a)	Article 3.01 is hereby deleted in its entirety and replaced with the following:

“3.01

Term.  Notwithstanding anything contained Article 3.02(a) of the Lease (as modified in Paragraph 4.0 of this First Amendment), Landlord and Tenant hereby acknowledge and agree to extend the Term of the Lease pursuant to the terms and conditions contained in this First Amendment. Hereafter, the Term of the Lease is hereby extended by the First Extended Term, so that it now expires on November 30, 2021, unless terminated or extended as provided in this Lease.”

(b)

Tenant shall retain the two (2) Extension Options granted under Article 3.02(a) of the Lease (as modified in Restated Amendment Article 4.0) and each Extended Term shall individually be referred hereinafter as “Second Extended Term” and “Third Extended Term” as further described in Article 2.0(m) and (n) above. Annual Rent during the Extended Terms shall be pursuant to Restated Amendment Article 4.01(b) (as modified in Article 6.0 below). Except as modified herein, all the terms and conditions of Restated Amendment Article 3.2 shall remain in full force and effect.

5.0

Re-Measurement of Initial Premises.    During the First Extended Term, subject to the terms hereof, for all purposes under the Lease the Premises shall be deemed to include the Re-measured Premises as described in Article 2.2(i) above (as measured in accordance with the standards described in Article 21.01 of the Lease, as modified in 10.0 below), as further detailed as follows:

Floor	Initial Premises	Re-measured Premises
7th	19,259	19,814
8th	19,259	19,803
10th	19,259	19,798
11th	19,259	19,798
12th	19,259	19,797
14th	19,259	19,797
15th	19,259	19,797
16th	19,259	19,797
17th	19,259	19,797
18th	19,259	19,797
19th	19,259	19,797
20th	19,259	19,806
21st	19,259	19,806

TOTAL	250,367	257,404

Tenant accepts the lease of the Re-measured Premises in its “as-is” condition to have and to hold during the First Extended Term, on the same terms and conditions as are contained in the Lease except as otherwise provided herein. Tenant acknowledges it shall remain obligated for all terms and conditions of the Lease with respect to the Initial Premises accruing prior to the commencement of the First Extended Term. Upon commencement of the First Extended Term Commencement Date, the Re-measured Premises and the 9th Floor Expansion Premises shall be referred thereafter as the Premises, consisting of two hundred seventy-seven thousand two hundred and one (277,201) Square Feet as described in Article 2.2(j) above.

6.0	Annual Rent. The following articles of Article 4.00 of the Lease are hereby amended as follows:

(a)	On the 9th Floor Expansion Space Commencement Date, Article 4.01(a) is hereby deleted in its entirety and replaced with the following:

“4.01	Annual Rent. Tenant shall pay to Landlord as Annual Rent the amounts set forth below:

(a)	Term (which includes the First Extended Term). Tenant shall pay as Annual Rent the following amounts at the following times:

Time Period	Square Feet	Net Rate (Per SF)	Annual Amount	Monthly Installment
12/01/11 – 01/31/13*	19,797 250,367	$0.00 $16.00	$0.00 $4,005,872.00	$0.00 $333,822.67
02/01/13 – 11/30/14	270,164	$16.00	$4,322,624.00	$360,218.67
12/01/14 – 11/30/16	270,164	$16.50	$4,457,706.00	$371,475.50
12/01/16 – 11/30/18	277,201	$17.00	$4,712,417.00	$392,701.42
12/01/18 – 11/30/20	277,201	$17.50	$4,851,017.50	$404,251.46
12/01/20 – 11/30/21	277,201	$18.00	$4,989,618.00	$415,801.50

*

December 1, 2011 – January 31, 2013 (“Rent Concession Period”). Tenant shall not be obligated for the payment of Annual Rent and Occupancy Costs for the 9th Floor Expansion Space during the Rent Concession Period.

(b)	On the Effective Date, Article 4.01(b) is hereby deleted in its entirety and replaced with the following:

“(b)

Extended Terms.    Tenant shall pay as Annual Rent for the Premises during each Extended Term exercised by Tenant an amount equal to the product of the number of Square Feet in the Premises as of the first day of such Extended Term times (i) with respect to the Second Extended Term, ninety percent (90%) of Fair Rental Value as of the date six (6) months before the commencement of the Second Extended Term, and (ii) with respect to the Third Extended Term, one hundred percent (100%) of Fair Rental Value as of the date six (6) months before the commencement of the Third Extended Term.”

7.0

Occupancy Costs, Tax Costs and Other Charges.    During the First Extended Term, Tenant shall continue pay its pro-rata share of Occupancy Costs and Tax Costs, and Other Charges in respect of the entire Premises at the times and in the manner as payments of Occupancy Costs, Tax Costs and Other Charges are to be made pursuant to the Lease.

8.0

Improvement Allowance.    Provided there exists no material default (beyond any applicable notice and grace periods) under the terms of the Lease, and Tenant satisfies the conditions of Articles 7.03 and 7.05 of the Lease as it relates to alterations made by Tenant, Landlord shall pay to Tenant an Improvement Allowance equal to Three Million Five Hundred Sixty-Three Thousand Eight Hundred Ninety and no/100 Dollars ($3,563,890.00), comprised of: (i) Two Million Five Hundred Seventy-Four Thousand Forty and no/100 Dollars ($2,574,040.00) based on Ten and no/100 Dollars per Square Foot in the Re-measured Premises, and (ii) Nine Hundred Eighty-Nine Thousand Eight Hundred Fifty and no/100 Dollars ($989,850.00) based on Fifty and no/100 Dollars ($50.00) per Square Foot in the 9th Floor Expansion Space (collectively the “Allowance”) to be used for improvements to be constructed in the entire Premises, at any time between the 9th Floor Expansion Space Commencement Date and November 30, 2014.

Tenant shall use the Allowance to apply towards costs incurred by Tenant in performing any improvements in the entire Premises, including, without limitation, construction costs, space planning, permits, demolition of existing improvements, architectural and engineering work drawings, consultant fees (excluding attorney fees), and direct out of pocket costs associated with moving costs, furniture relocation and associated cabling costs, in accordance with the terms and conditions of the Lease, including Exhibit D attached to the Lease. The Allowance shall be disbursed to Tenant pursuant to the terms and conditions of Restated Amendment Article 7.02. Notwithstanding anything to the contrary in the Lease, Tenant shall have the right to select Tenant’s general contractor and subcontractors (subject to Landlord’s reasonable approval), provided any improvements that affect the Building’s electrical, mechanical, structural, or life systems must be preformed by Landlord’s approved contractors.

In the event that Tenant’s expenditures for these improvements to the Premises are less than the Allowance, the remaining balance of the Allowance will be credited against the next installments of Annual Rent beginning on December 1, 2014; provided, however, Tenant must deliver to Landlord written notice of its intent to credit any unused portion of the Allowance on or before August 31, 2014.

9.0

Existing Allowance.  Notwithstanding anything contained in the Letter Agreement dated March 18, 2010, Tenant’s right to use and apply the Second Allowance pursuant to Restated Amendment Article 7.01(b) is extended from December 31, 2011 to November 30, 2014. As of July 1, 2011, the unused portion of the Second Allowance is One Million Nine Hundred Sixty-Four Thousand One Hundred Ninety-One and no/100 Dollars ($1,964,191.00).

10.0

Measurement Standards.    Landlord has re-measured the Premises pursuant to the measurement standard described below. On the Effective Date, Article 21.00 of the Lease is hereby deleted in its entirety and replaced with the following:

“Article 21.00 Measurement Standards.

21.01

Square Feet. The number of Square Feet in the Building or any part of the Building, including the Premises, shall be calculated in accordance with ANSI/BOMA Z65.1-1996 standards. On the First Extended Term Commencement Date, the Square Feet in the Building shall be deemed six hundred nine thousand three hundred and sixty-eight (609,368) Square Feet.”

Notwithstanding the re-measurement of the Building and the Premises, Landlord represents that Tenant’s contribution to Occupancy Costs shall not be increased as a result of the re-measurement.

11.0	Expansion Space, Contraction Space and First Offer. The terms and conditions of Tenant’s option to expand and contract space have expired and are deemed null and void.

On the Effective Date, Article 23.00 of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

Article 23.00 Right of First Offer

23.01	Right of First Offer. Tenant has the Right of First Offer on all First Offer Space subject to the following terms and conditions:

(a)

Provided there exists no material default (beyond any applicable notice and grace periods) under the terms of the Lease, as amended by this First Amendment, during the First Extended Term or any extension of the Term thereafter, if Landlord desires to lease First Offer Space to other tenants who will initially lease First Offer Space, Landlord will give Tenant written notice of such intent prior to the date Landlord enters into a letter of intent or commences negotiating lease terms for such space to a prospective third-party tenant. Such notice will identify such space and state the terms upon which Landlord is prepared to lease or otherwise grant rights with respect to such space. Tenant will have twenty (20) days after receipt of such notice in which to give notice to Landlord that Tenant exercises its option to lease or otherwise acquire such rights with respect to such space upon the terms contained in Landlord’s notice to Tenant. If Tenant fails to give such notice to Landlord within such twenty (20) day period or if Tenant gives Landlord written notice that Tenant does not desire to lease such space or acquire such rights upon the terms contained in Landlord’s notice, Landlord may lease such space to another party, or grant such rights to another party, provided that:

(1)

the lease for such space or grant of such rights is executed by Landlord and the other tenant not later than the date one hundred eighty (180) days after the date that is the earlier of (1) the date that such twenty (20) day period expires, or (2) the date that Tenant notifies Landlord that Tenant does not desire to lease such space or acquire such rights upon the terms contained in Landlord’s notice; and

(2)

such lease or grant of such rights is upon the same terms contained in Landlord’s notice to Tenant or upon other terms not more favorable to Tenant (calculated on a net effective basis); provided, however, that this requirement will be satisfied if the terms of any such lease or grant are more favorable to Tenant than the terms contained in Landlord’s notice, if the following occurs:

(i)	Landlord gives written notice (“Landlord’s Revised Notice”) to Tenant of the terms of such lease or grant; and

(ii)

Tenant does not exercise its option to lease such space or acquire such rights upon the same terms as those contained in Landlord’s Revised Notice, which option must be exercised, if at all, by Tenant’s giving written notice to Landlord within ten (10) days after receiving Landlord’s Revised Notice.

Tenant’s possession of, and any rent regarding, any space leased from Landlord by Tenant pursuant to this Article 23.01, will commence on the date provided for in the notices required to be given by Landlord to Tenant under this Article 23.01(a).

(b)

Tenant’s right under this Article 23.01 shall not apply to space leased to a tenant pursuant to an expansion option, right of first offer or refusal, renewal or extension (which expansion, right, renewal or extension shall be referred to as an “Excluded Right”) contained in such tenant’s lease.

(c)

If Tenant exercises its right to lease particular First Offer Space under Article 23.01(a) in the manner therein provided, then not later than twenty (20) days after the date of Tenant’s notice of exercise, Landlord and Tenant shall enter into an amendment to this Lease incorporating such First Offer Space into the Premises for the Term and on the other terms set forth in Landlord’s notice. If Tenant fails to exercise its right to any First Offer Space under this Article 23.01, Tenant shall have a continued right to such First Offer Space upon the expiration or termination of any lease entered into between Landlord and a third party tenant for such First Offer Space.

12.0

Brokerage Commission. Landlord and Tenant each agree to indemnify and hold the other harmless from and against all broker’s or other real estate commissions or fees incurred by the indemnifying party or arising out of its activities with respect to this First Amendment. Landlord is represented by Jones Lang LaSalle Americas, Inc. and Tenant is represented by Nelson, Tietz & Hoye (collectively the “Brokers”). Landlord and Tenant each hereby represent and warrant to the other that it does not recognize and has not used any broker other than the Brokers with respect to this First Amendment and the negotiation hereof. Landlord hereby agrees to pay Brokers a commission per a separate agreement between Landlord and Brokers.

13.0

Taxable REIT Subsidiary. If Landlord or its managing agent or any affiliate of Landlord or its managing agent elects to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to the Lease, as amended by this First Amendment, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord’s managing agent, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”). If Tenant is subject to a charge under the Lease, as amended by this First Amendment, for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

14.0

Prohibited Persons and Transactions.  With respect to (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), Tenant and Landlord are not a “Prohibited Person” which is:

i.            a person or entity that is listed in the Annex to the Executive Order;

ii.           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to the Executive Order;

iii.          a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or at any replacement website or other replacement official publication of such list; and

iv.          a person or entity that is controlled by, under common control with, or controlled by any entity listed above.

15.0

Authorization; Delivery by Landlord.  Upon execution of this Amendment by Landlord, Landlord represents and warrants that it has the full authority to execute this Amendment, and that no further lender consent is required. Landlord returning a fully executed copy of this Amendment to Tenant by August 31, 2011 is a condition precedent to Tenant’s obligations under this Amendment. In the event that Landlord does not return a fully executed Amendment to Tenant by August 31, 2011, Tenant has the unilateral right to terminate this Amendment by written notice to Landlord.

16.0	Confirmation of Existing Terms. Except as specifically provided herein, the terms and conditions of the Lease are confirmed and continue in full force and effect.

17.0	Binding Effect. This First Amendment shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.

18.0	Conflicting Terms. In the event of any inconsistencies between the provisions of the Lease and the provisions of this First Amendment, the provisions of this First Amendment shall control.

19.0	Effective Date. This First Amendment shall be effective only on and after the Effective Date.

IN WITNESS WHEREOF,  Landlord and Tenant have executed this First Amendment to Amended and Restated Amendment of Office Lease as of the date first written above.

TENANT:
RBC CAPITAL MARKETS, LLC

By	/s/ John Tapt

Name/Title	John Tapt, CEO

LANDLORD:
BROOKFIELD DB INC.

By	/s/ Francis P. Halm

Name/Title	Francis P. Halm, Vice President

By	/s/ David Sternberg

Name/Title	David Sternberg, Senior Vice President

Exhibit B
Demolition Plan

Existing ceiling grid, tile, sprinklers, and lighting to remain
Remove all wall and floor finishes below ceiling
Dashed lines indicate existing doors and walls to be demolished (typ.)
Existing elevator lobby finishes to remain

RBC Plaza - 9th Floor